Exhibit 99

News Release

Contact
Bev Fleming, Investor Relations	or Doug Holt, Media Contact
(312) 444-7811	(312) 557-1571
http://www.northerntrust.com

FOR IMMEDIATE RELEASE

NORTHERN TRUST CORPORATION REPORTS RECORD FOURTH QUARTER OPERATING

EARNINGS OF $1.39 PER COMMON SHARE, UP 43%.

- Fourth Quarter Reported Earnings Were $1.47 Per Common Share -

(Chicago, January 21, 2009) Northern Trust Corporation today reported fourth quarter net income per common share of $1.47 compared with net income per common share of $.55 reported in the fourth quarter of 2007. Net income was $342.3 million compared with net income of $125.0 million in the fourth quarter of last year. Operating earnings were $323.3 million, or $1.39 per common share, compared with operating earnings of $219.2 million, or $.97 per common share, in the fourth quarter of last year.

Northern Trust is providing operating earnings in order to provide a clearer indication of the results and trends in Northern Trust’s core businesses, absent adjustments related to Visa, Inc. The following table provides a reconciliation of operating earnings to reported earnings prepared in accordance with generally accepted accounting principles.

($ In Millions Except Per Share Data)	Fourth Quarter 2008		Fourth Quarter 2007
	Amount	Per Share	Amount	Per Share
Reported Earnings	$342.3	$1.47	$125.0	$.55
Visa Indemnification Accruals (net of tax effects of $11.0 in 2008 and $55.8 in 2007)	(19.0)	(.08)	94.2	.42
Operating Earnings	$323.3	$1.39	$219.2	$.97

For the full year, Northern Trust reported record net income per common share of $3.47 for 2008, an increase of 7% from $3.24 per common share a year ago. Reported net income

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increased 9% to $794.8 million, up from $726.9 million last year. Excluding Visa, net operating earnings per common share was $2.79 for 2008, a decrease of 24% from $3.66 per common share a year ago. Net operating earnings decreased 22% to $641.3 million, compared with $821.1 million last year, resulting in large part from the $536.3 million of client support related pre-tax charges recorded primarily in the third quarter of 2008.

Frederick H. Waddell, President and Chief Executive Officer, commented, “Despite the extremely difficult economic conditions, our sound balance sheet and prudent business model enabled us to achieve record fourth quarter performance, and our 2008 full year results were strong in the context of the environment. Our client franchise grew throughout the year and our capital position at year end was solid. We remain focused on exceeding the expectations of our clients.

As we look forward into 2009, we remain confident in our strategic and competitive positioning, notwithstanding a cautious outlook consistent with the very difficult economic conditions.”

FOURTH QUARTER PERFORMANCE HIGHLIGHTS

Northern Trust’s fourth quarter consolidated revenues reached $1.15 billion, up 18% from last year’s fourth quarter, driven by record foreign exchange trading income and record net interest income. Trust, investment and other servicing fees decreased 11% from last year to $488.1 million and represented 42% of fourth quarter revenues. Total fee-related income increased 11% to $801.4 million and represented 70% of revenues. The current quarter included a $44.4 million charge to reflect the other-than-temporary impairment of four asset-backed securities held within Northern Trust’s balance sheet investment portfolio.

Trust, investment and other servicing fees from Corporate & Institutional Services (C&IS) decreased 13% from the year-ago quarter to $273.8 million, primarily reflecting lower market valuations, partially offset by new business. The largest component of C&IS fees is custody and

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FOURTH QUARTER PERFORMANCE HIGHLIGHTS (continued)

fund administration fees, which decreased 10% to $150.1 million. Securities lending fees totaled $44.2 million compared with $55.1 million in the fourth quarter last year, primarily reflecting lower volumes. Asset valuation losses in one mark-to-market investment fund used in our securities lending activities reduced fees by approximately $44 million in the current quarter compared to approximately $50 million in the prior year quarter. Fees from asset management in the quarter totaled $62.5 million, down 17%, reflecting lower market valuations. Trust, investment and other servicing fees from Personal Financial Services (PFS) in the quarter decreased 8% and totaled $214.3 million compared with $232.6 million a year ago. The decrease in PFS fees resulted primarily from lower market valuations, offset in part by strong new business.

Northern Trust’s total assets under custody were $3.0 trillion and total managed assets were $575.5 billion. C&IS assets under custody totaled $2.7 trillion, down 28% from a year ago, and included $1.4 trillion of global custody assets, 32% lower than a year ago. C&IS assets under management totaled $443.1 billion, a 27% decrease from the prior year. PFS assets under custody totaled $288.3 billion, a 13% decrease from $332.4 billion in the prior year quarter. PFS assets under management totaled $132.4 billion, an 11% decrease from $148.3 billion last year. The above are in comparison to the twelve month decline in the S&P 500 index of approximately 38% and in the EAFE index (USD) of approximately 45%.

Foreign exchange trading income reached a record $234.6 million, up 111% or $123.4 million from the performance in last year’s fourth quarter, reflecting exceptionally high levels of currency volatility. Revenues from security commissions and trading income totaled $19.6 million.

Other operating income equaled $84.1 million compared with $24.8 million in the same period last year. The current quarter increase primarily reflects a $33.3 million increase in non-trading foreign exchange gains, $20.6 million of valuation gains recorded on credit default swap contracts, and a $5.4 million increase in commercial loan-related commitment fees.

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FOURTH QUARTER PERFORMANCE HIGHLIGHTS (continued)

Included in investment security gains (losses) is a $44.4 million charge recorded to adjust the book values of four asset-backed securities to their estimated fair values at December 31, 2008, as management determined the securities to be other-than-temporarily impaired given their significantly depressed market values and the uncertainty as to their future performance under expected economic conditions.

Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled $348.3 million, up 38% from $252.5 million reported in the prior year quarter, primarily reflecting higher levels of average earning assets and an increase in the net interest margin. Average earning assets of $69.4 billion were 23% higher than a year ago, driven by growth in loans, securities and money market assets. The net interest margin was 2.00%, up from 1.79% in the prior year quarter, reflecting a widening of the spread between interest rates on short term investments and on overnight funding sources, including the impact of the Federal Reserve Bank rate reductions.

The reserve for credit losses at December 31, 2008 of $251.1 million increased $43.6 million from the September 30, 2008 balance. The provision for credit losses was $60.0 million in the current quarter and net charge-offs totaled $15.8 million. The current quarter provision primarily reflects loan growth and the continued weakening in the broader economic environment. An $8.0 million provision was recorded in the prior year fourth quarter and net charge-offs totaled $2.3 million. Nonperforming loans totaled $96.7 million at December 31, 2008, compared with $58.8 million at September 30, 2008 and $23.2 million at December 31, 2007. The increase from the prior quarter primarily reflects the addition of two loans to nonperforming status. The reserve for credit losses of $251.1 million included $22.0 million allocated to loan commitments and other off-balance sheet exposures compared with $12.1 million in the prior year. The remaining $229.1 million reserve assigned to loans and leases at December 31, 2008 represented a reserve to loan and lease ratio of .75%, compared with .65% at September 30, 2008 and .58% a year ago. Nonperforming loans of $96.7 million at quarter-end represented .31% of total loans and leases and were covered 2.4 times by the assigned reserve.

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FOURTH QUARTER PERFORMANCE HIGHLIGHTS (continued)

Noninterest expenses totaled $555.2 million for the quarter, down 29% from $782.4 million in the year-ago quarter. The current quarter includes a $30.0 million benefit from the reversal of a Visa related indemnification accrual established in the third quarter of 2008, as the settlement of the Visa litigation involving Discover Financial Services, which led to the accrual, was funded by Visa through an escrow account. The prior year quarter included a $150.0 million charge for other Visa indemnification accruals. Absent the current and prior year quarter Visa related adjustments, expenses would have totaled $585.2 million, down 7% from the prior year quarter.

Compensation and employee benefit expenses totaled $361.6 million, up $16.5 million or 5% compared with the prior year quarter. The current quarter includes a $17.0 million charge in connection with the previously announced plan to reduce staff expense levels. Staff on a full-time equivalent basis at December 31, 2008 totaled 12,200, up 12% from a year ago. The impact on the current quarter of higher staff levels and annual salary increases was partially offset by lower performance-based compensation and lower defined contribution plan expense.

The expenses associated with outside services totaled $107.2 million, down $1.9 million or 2% from $109.1 million last year. The current quarter decrease primarily reflects lower expenses for consulting services, global subcustody, and investment manager sub-advisory, offset by higher expenses for technical and legal services.

Excluding Visa, the remaining expense categories totaled $116.4 million, down from $178.2 million in the prior year quarter. The current quarter decrease primarily reflects a $25.4 million reduction of previously established accruals for the purchase of certain illiquid auction rate securities from Northern Trust clients, a $20.1 million currency translation related benefit associated with Lehman Brothers bankruptcy matters, and a $9.7 million expense decrease associated with a valuation adjustment of the liability established in connection with the previously disclosed capital support agreements with certain Northern Trust investment vehicles. As of December 31, 2008, no capital contributions have been made under the agreements.

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FOURTH QUARTER PERFORMANCE HIGHLIGHTS (continued)

Income tax expense of $180.0 million was recorded in the current quarter and resulted in an effective tax rate of 34.5%. The prior year quarter provision for income taxes was $42.7 million, representing an effective tax rate of 25.5%. The lower effective rate for the prior year quarter resulted from a lower level of taxable earnings, lower U.S. federal and state income tax due to a higher proportion of income generated in jurisdictions with more favorable tax rates than the U.S. and a net reduction in state income tax reserves.

FOURTH QUARTER PERFORMANCE VS. THIRD QUARTER

Net income per common share of $1.47 was reported in the fourth quarter compared with a net loss per common share of $.67 in the third quarter of 2008. The current quarter’s net income of $342.3 million compares to a net loss of $148.3 million in the third quarter. The third quarter’s results were negatively impacted by client support related charges totaling $561.5 million ($353.2 million after tax or $1.59 per common share) and a $30.0 million Visa related indemnification accrual. The current quarter includes the $30.0 million benefit from the reversal of the third quarter Visa settlement accrual due to the funding of the settlement by Visa through an escrow account.

($ In Millions Except Per Share Data)	Fourth Quarter 2008		Third Quarter 2008
	Amount	Per Share	Amount	Per Share
Reported Earnings (Loss)	$342.3	$1.47	$(148.3)	$(.67)
Visa Indemnification Accruals (net of tax effects of $11.0 in the current quarter and $11.1 in the prior quarter)	(19.0)	(.08)	18.9	.09
Operating Earnings (Loss)	$323.3	$1.39	$(129.4)	$(.58)

Northern Trust is providing operating earnings in addition to its reported results prepared in accordance with generally accepted accounting principles in order to provide investors and others with a clearer indication of the results and trends in Northern Trust’s core businesses, absent Visa adjustments.

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FOURTH QUARTER PERFORMANCE VS. THIRD QUARTER (continued)

Consolidated revenues increased 23% or $211.2 million to $1.15 billion. Trust, investment and other servicing fees increased $13.2 million or 3% in the fourth quarter, with C&IS fees increasing $29.3 million or 12% and PFS fees decreasing $16.1 million or 7%. C&IS fees increased due to higher securities lending fees, offset by lower custody and fund administration fees. Securities lending fees totaled $44.2 million in the current quarter compared with a negative $4.6 million in the third quarter. Mark-to-market adjustments in one investment fund used in our securities lending activities reduced fees by approximately $44 million in the fourth quarter and approximately $96 million in the third quarter. The decrease in PFS fees primarily reflects lower market valuations, partially offset by new business.

Net interest income increased $82.6 million or 31% in the fourth quarter compared with the third quarter results. The prior quarter net interest income included a $9.5 million reduction related to revised estimates regarding the Corporation’s tax dispute with respect to certain structured lease transactions. Absent this adjustment, net interest income would have increased $73.1 million or 27%, primarily reflecting a widening of the spread between interest rates on short term investments and on overnight funding sources, including the impact of the Federal Reserve Bank rate reductions. Foreign exchange trading income increased $92.8 million or 65%, reflecting exceptionally high levels of currency volatility. The current quarter included investment security impairment charges of $44.4 million compared with impairment charges of $16.9 million in the third quarter.

The provision for credit losses totaled $60.0 million in the current quarter, compared with $25.0 million in the third quarter of 2008 reflecting the continued weakening in the broader economic environment.

On an operating basis, noninterest expense totaled $585.2 million in the fourth quarter and $1.12 billion in the third quarter. Excluding the impact of the $561.5 million of third quarter client support related charges, expenses increased $22.7 million or 4% in the current quarter.

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FOURTH QUARTER PERFORMANCE VS. THIRD QUARTER (continued)

Compensation and employee benefits increased $78.9 million from the third quarter. The third quarter included reductions of performance-based compensation and defined contribution plan expense necessary to reflect reduced projected full year performance. The current quarter includes the $17.0 million charge in connection with the previously announced plan to reduce staff expense levels. Outside services totaled $107.2 million compared with $106.5 million in the third quarter.

Excluding Visa, other noninterest expense categories totaled $116.4 million, a decrease of $618.4 million from $734.8 million in the third quarter. The third quarter included $561.5 million of client support related charges. The remaining decrease in the current quarter is attributable to the reduction of previously established accruals for losses on the purchase of certain illiquid auction rate securities, the currency translation related benefit associated with Lehman Brothers bankruptcy matters, and the valuation adjustment of the liability for capital support agreements.

Total income tax expense was $180.0 million for the current quarter, representing an effective rate of 34.5%. An income tax benefit of $104.5 million was recorded in the third quarter due to the pre-tax loss reported for that quarter. The pre-tax loss resulted in an effective tax rate of 41.3% as the operating loss resulted primarily from U.S. activities while foreign operations, with lower tax rates, remained profitable. The third quarter effective tax rate excluding the impact of client support, Visa indemnification, and leasing related charges was 32.0%.

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FULL YEAR PERFORMANCE HIGHLIGHTS

Net income per common share of $3.47 for the year was 7% higher than the $3.24 reported in 2007. Net income was $794.8 million compared with $726.9 million earned in the prior year and resulted in a return on average common equity of 15.98% and a return on average assets of 1.09%. The first quarter of 2008 included an after tax benefit totaling $153.5 million ($.68 per share) realized in connection with the March 2008 initial public offering of Visa common stock. The benefit reflects a pre-tax gain of $167.9 million on the partial redemption of Northern Trust’s Visa shares in the initial public offering and a $76.1 million offset to previously established Visa indemnification accruals and related charges. The fourth quarter of 2007 included an after tax charge of $94.2 million ($.42 per common share) reflecting the initial $150.0 million pre-tax charge for accruals related to indemnifications of Visa.

($ In Millions Except Per Share Data)	2008		2007
	Amount	Per Share	Amount	Per Share
Reported Earnings	$794.8	$3.47	$726.9	$3.24
Visa Indemnification Accrual (net of tax effects of $28.2 in 2008 and $55.8 in 2007)	(47.9)	(.21)	94.2	.42
Visa Initial Public Offering (net of $62.3 tax effect)	(105.6)	(.47)	—	—
Operating Earnings	$641.3	$2.79	$821.1	$3.66

Northern Trust is providing operating earnings in addition to its reported results prepared in accordance with generally accepted accounting principles in order to provide investors and others with a clearer indication of the results and trends in Northern Trust’s core businesses, absent Visa adjustments.

Absent the Visa adjustments, operating earnings per share for the full year totaled $2.79, a decrease of 24% from $3.66 reported last year. Operating earnings were down 22% to $641.3 million compared with $821.1 million last year. The current period’s results were negatively impacted by client support related charges totaling $536.3 million ($1.50 per common share) and by other significant charges totaling $119.4 million ($.67 per common share).

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FULL YEAR PERFORMANCE HIGHLIGHTS (continued)

Northern Trust’s 2008 results were negatively impacted by the following client support related and other significant charges recorded during the year.

Client Support Related Charges

•	A pre-tax charge of $314.1 million ($198.8 million after tax, or $.88 per common share) in connection with support provided to cash investment funds under capital support agreements.

•	Pre-tax charges totaling $167.6 million ($106.1 million after tax, or $.47 per common share) in connection with actions taken to provide support for Northern Trust’s securities lending clients.

•

A $54.6 million pre-tax charge ($34.5 million after tax, or $.15 per common share) related to the establishment of a program to purchase certain illiquid auction rate securities that were purchased by a limited number of Northern Trust clients.

Other Significant Charges

•

A $38.9 million pre-tax charge ($100.2 million after tax, or $.44 per common share) reducing net interest income and increasing income taxes to revised estimates regarding the outcome of the Corporation’s tax position with respect to certain structured leasing transactions.

•

A $61.3 million pre-tax charge ($38.8 million after tax, or $.17 per common share) to reflect the other-than-temporary impairment of six asset-backed securities held within Northern Trust’s balance sheet investment portfolio.

•

A $19.2 million pre-tax charge ($13.0 million after tax, or $.06 per common share) associated with severance and benefits and other operating costs in connection with the previously announced plan to reduce staff expense levels and better position the company for improved profitability and continued global growth.

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FULL YEAR PERFORMANCE HIGHLIGHTS (continued)

Partially offsetting these charges were reductions in performance-based compensation and defined contribution plan expense, primarily reflecting the impact of the above charges on full year performance.

Revenues exclusive of the $167.9 million first quarter gain in connection with Visa’s initial public offering totaled $4.16 billion, up 16% from $3.57 billion last year, driven by record foreign exchange trading income and record net interest income. Trust, investment and other servicing fees were $2.13 billion for the year, up 3% compared with $2.08 billion last year. After adjusting to exclude the Visa gain, trust, investment and other servicing fees represented 51% of revenues and total fee-related income represented 73% of total revenues.

Trust, investment and other servicing fees from C&IS increased 4% to $1.23 billion from $1.18 billion a year ago, primarily reflecting new business, partially offset by lower market valuations. Custody and fund administration fees increased 8% to $661.6 million, primarily reflecting growth in global fees. Securities lending fees totaled $221.4 million compared with $207.1 million last year. The increase was primarily due to improved spreads on the investment of cash collateral, partially offset by net unrealized asset valuation losses in one mark-to-market investment fund used in our securities lending activities which reduced fees by approximately $212.7 million in 2008 and approximately $93.8 million in 2007. Fees from asset management decreased 5% to $277.4 million, primarily reflecting lower market valuations.

Trust, investment and other servicing fees from PFS increased 1% and totaled $909.0 million compared with $897.8 million a year ago. The increase resulted primarily from strong new business, offset in part by lower equity markets. Revenue growth continued to be broad-based.

Foreign exchange trading income increased 75% and totaled a record $616.2 million in 2008 compared with $351.3 million last year. The increase reflects strong client volumes as well as exceptionally high currency volatility. Revenues from security commissions and trading income were $77.0 million compared with $67.6 million in the prior year, primarily resulting from core brokerage services.

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FULL YEAR PERFORMANCE HIGHLIGHTS (continued)

Other operating income was $186.9 million for the year, compared with $95.3 million last year. The current year increase primarily reflects $35.4 million of valuation gains recorded on certain credit default swap contracts, a $34.0 million increase in non-trading foreign exchange gains, and a $13.5 million increase in commercial loan-related commitment fees. Also contributing were higher custody-related deposit revenue, and a gain on the redemption of an equity investment. A net loss of $56.3 million was recognized in the current year on investment securities, which includes the other-than-temporary impairment of six asset-backed securities, compared with gains of $6.5 million recognized last year on the sale of investment securities.

Net interest income, stated on a fully taxable equivalent basis, totaled $1.13 billion, an increase of 24% from $907.9 million reported in the prior year period. The full year results include leasing related adjustments that reduced net interest income by $38.9 million. The current year increase primarily reflects higher levels of average earning assets and an increase in the net interest margin. Total average earning assets of $64.2 billion were 20% higher than a year ago. The net interest margin of 1.76% was up from 1.70% in the prior year. Excluding the impact of the 2008 leasing adjustments, the net interest margin would have been 1.82%, reflecting a widening of the spread between interest rates on short term investments and on overnight funding sources, including the impact of Federal Reserve Bank rate reductions.

The provision for credit losses was $115.0 million for the year compared with $18.0 million in 2007. The current year provision primarily reflects loan growth and weakness in the broader economic environment. Net charge-offs totaled $23.2 million in the current year and $8.8 million in the prior year.

On an operating basis, noninterest expenses totaled $2.96 billion for the year, up 30% from $2.28 billion a year-ago. Excluding the $536.3 million of client support related charges, noninterest expenses totaled $2.43 billion, up 6% from the prior year. Compensation and employee benefit expenses of $1.36 billion increased $83.4 million or 7% from the prior year and represented 56% of total adjusted operating expenses. The current year increase reflects the impact of higher staff levels, annual salary increases, the $17.0 million charge in connection

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FULL YEAR PERFORMANCE HIGHLIGHTS (continued)

with the plan to reduce staff expense levels, and higher employment taxes and health care costs, partially offset by a $36.4 million decrease in performance-based compensation and a $23.2 million decrease in defined benefit and defined contribution plan expenses.

Expenses associated with outside services totaled $413.8 million, up $27.6 million or 7% from last year, reflecting higher expenses for legal fees, outsourcing, technical, consulting and market data services.

Excluding Visa, the remaining expense categories totaled $1.19 billion, an increase of $572.7 million from $620.9 million in the prior year. The current year includes the $536.3 million of client support related charges. The remaining increase reflects higher charges related to account servicing activities and legal matters, increases in computer software expense, and higher business promotion and advertising expenses.

Total income tax expense was $480.9 million for the year, representing an effective rate of 37.7%. This compares with $333.9 million in income tax expense and an effective rate of 31.5% for 2007. The current year effective tax rate excluding the impact of client support, Visa indemnification, and leasing related charges was 32.8%.

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BALANCE SHEET

Assets averaged $79.4 billion for the quarter, up 22% from last year’s fourth quarter average of $64.8 billion. Loans and leases averaged $30.2 billion, up 26%. Money market assets averaged $24.9 billion for the quarter, an increase of 13% from the prior year. The securities portfolio averaged $14.3 billion, up 41% from last year, primarily reflecting an increase in the average balance of government sponsored agency securities. The increase in earning assets was primarily funded by growth in non-U.S. office deposits, short-term borrowings, noninterest-bearing deposits in domestic offices, long-term debt, and proceeds received from participation in the U.S. Department of the Treasury’s voluntary Capital Purchase Program.

Residential mortgages averaged $10.2 billion in the quarter, up 13% from the prior year’s fourth quarter, and represented 34% of the total average loan and lease portfolio. Commercial loans averaged $8.2 billion, up 53% from $5.4 billion last year, while personal loans averaged $4.7 billion, up 32% from last year’s fourth quarter. Loans outside the U.S. decreased $61.2 million on average from the prior year quarter to $1.8 billion.

Total stockholders’ equity averaged $5.8 billion, up 34% from last year’s fourth quarter. The increase reflects the issuance of senior preferred stock and related warrants to the U.S. Department of the Treasury pursuant to the terms of the Capital Purchase Program and the retention of earnings, offset in part by the repurchase of common stock pursuant to the Corporation’s share buyback program. During the fourth quarter of 2008, the Corporation repurchased 93,352 shares at a cost of $4.3 million ($46.39 average price per share) in connection with equity based compensation plans. An additional 7.6 million shares are authorized for repurchase after December 31, 2008 under the current share buyback program.

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FORWARD-LOOKING STATEMENTS

This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust’s financial goals, dividend policy, expansion and business development plans, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market, demographic and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices and valuations, credit quality including reserve levels, planned capital expenditures and technology spending, anticipated tax benefits and expenses, and the effects of any extraordinary events and various other matters (including developments with respect to litigation, other contingent liabilities and obligations, and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results. Forward-looking statements are typically identified by words or phrases, such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” “plan,” “goal,” “target,” “strategy,” and similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Northern Trust Corporation’s 2007 Financial Annual Report to Shareholders, including the section of Management’s Discussion and Analysis captioned “Factors Affecting Future Results,” and periodic reports to the Securities and Exchange Commission, including the section captioned “Risk Factors,” contain additional information about factors that could affect actual results, including: economic, market, and monetary policy risks; operational risks; investment performance, fiduciary, and asset servicing risks; credit risks; liquidity risks; holding company risks; regulation risks; litigation risks; tax and accounting risks; strategic and competitive risks; and reputation risks. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.

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WEBCAST OF FOURTH QUARTER EARNINGS CONFERENCE CALL

Northern Trust’s fourth quarter earnings conference call will be webcast live on January 21, 2009. The Internet webcast opens the call to all investors, allowing them to listen to the Chief Financial Officer’s comments. The live call will be conducted at 11:00 a.m. CT and is accessible on Northern Trust’s web site at:

http://www.northerntrust.com/financialreleases

The only authorized rebroadcasts of the live call will be available on Northern Trust’s web site from 2:00 p.m. CT on January 21, 2009 through 5:00 p.m. CT on January 28, 2009. Participants will need Windows Mediatm software, which can be downloaded free through Northern’s web site. This earnings release can also be accessed at the above web address.

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NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME DATA	FOURTH QUARTER
($ In Millions Except Per Share Data)	2008	2007	% Change (*)
Noninterest Income
Trust, Investment and Other Servicing Fees	$488.1	$547.2	(11)%
Foreign Exchange Trading Income	234.6	111.2	111
Treasury Management Fees	19.4	16.6	17
Security Commissions & Trading Income	19.6	20.4	(4)
Other Operating Income	84.1	24.8	237
Investment Security Gains (Losses), net	(44.4)	0.1	N/M

Total Noninterest Income	801.4	720.3	11

Interest Income (Taxable Equivalent)	583.8	748.6	(22)
Interest Expense	235.5	496.1	(53)

Net Interest Income (Taxable Equivalent)	348.3	252.5	38

Total Revenue (Taxable Equivalent)	1,149.7	972.8	18

Noninterest Expenses
Compensation	310.6	282.6	10
Employee Benefits	51.0	62.5	(18)
Outside Services	107.2	109.1	(2)
Equipment and Software Expense	69.4	59.2	17
Occupancy Expense	43.2	37.2	16
Visa Indemnification Charges	(30.0)	150.0	(120)
Other Operating Expenses	3.8	81.8	(95)

Total Noninterest Expenses	555.2	782.4	(29)

Provision for Credit Losses	60.0	8.0	650
Taxable Equivalent Adjustment	12.2	14.7	(17)

Income before Income Taxes	522.3	167.7	212
Provision for Income Taxes	180.0	42.7	322

NET INCOME	$342.3	$125.0	174%

Net Income Applicable to Common Stock	$330.3	$125.0	164

Per Common Share
Net Income
Basic	$1.48	$0.57	160%
Diluted	1.47	0.55	167

Return on Average Common Equity	26.15%	11.34%
Average Common Equity	$5,023.9	$4,371.3	15%
Return on Average Assets	1.72%	0.77%

Common Dividend Declared per Share	$0.28	$0.28	—%
Preferred Dividends and Related Adjustments	$12.0	—	100

Average Common Shares Outstanding (000s)
Basic	222,941	220,355
Diluted	224,706	225,672
Common Shares Outstanding (EOP)	223,263	220,609

(*)	Percentage calculations are based on actual balances rather than the rounded amounts presented in the Supplemental Consolidated Financial Information.
(N/M)	Percentage change is either not meaningful or not applicable.

Certain custody related deposit and overdraft amounts, previously included within other operating income, are now included within net interest income in order to better align the classifications of these income and expense amounts with the related balance sheet presentation. Prior period amounts have been reclassified to place them on a comparable basis.

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

	TWELVE MONTHS
STATEMENT OF INCOME DATA
($ In Millions Except Per Share Data)	2008	2007	% Change (*)
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,134.9	$2,077.6	3%
Foreign Exchange Trading Income	616.2	351.3	75
Treasury Management Fees	72.8	65.3	11
Security Commissions & Trading Income	77.0	67.6	14
Gain on Visa Share Redemption	167.9	—	N/M
Other Operating Income	186.9	95.3	96
Investment Security Gains (Losses), net	(56.3)	6.5	(972)

Total Noninterest Income	3,199.4	2,663.6	19

Interest Income (Taxable Equivalent)	2,528.3	2,846.7	(11)
Interest Expense	1,399.4	1,938.8	(28)

Net Interest Income (Taxable Equivalent)	1,128.9	907.9	24

Total Revenue (Taxable Equivalent)	4,328.3	3,571.5	21

Noninterest Expenses
Compensation	1,133.1	1,038.2	9
Employee Benefits	223.4	234.9	(5)
Outside Services	413.8	386.2	7
Equipment and Software Expense	241.2	219.3	10
Occupancy Expense	166.1	156.5	6
Visa Indemnification Charges	(76.1)	150.0	(151)
Other Operating Expenses	786.3	245.1	221

Total Noninterest Expenses	2,887.8	2,430.2	19

Provision for Credit Losses	115.0	18.0	539
Taxable Equivalent Adjustment	49.8	62.5	(20)

Income before Income Taxes	1,275.7	1,060.8	20
Provision for Income Taxes	480.9	333.9	44

NET INCOME	$794.8	$726.9	9%

Net Income Applicable to Common Stock	$782.8	$726.9	8

Per Common Share
Net Income
Basic	$3.53	$3.31	7%
Diluted	3.47	3.24	7

Return on Average Common Equity	15.98%	17.46%
Average Common Equity	$4,899.7	$4,164.2	18%
Return on Average Assets	1.09%	1.20%

Common Dividends Declared per Share	$1.12	$1.03	9%
Preferred Dividends and Related Adjustments	$12.0	—	100

Average Common Shares Outstanding (000s)
Basic	221,446	219,681
Diluted	225,380	224,316
Common Shares Outstanding (EOP)	223,263	220,609

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

	FOURTH QUARTER	THIRD QUARTER		% Change
STATEMENT OF INCOME DATA
($ In Millions Except Per Share Data)	2008	2008
Noninterest Income
Trust, Investment and Other Servicing Fees	$488.1	$474.9		3%
Foreign Exchange Trading Income	234.6	141.8		65
Treasury Management Fees	19.4	17.6		10
Security Commissions & Trading Income	19.6	19.2		2
Other Operating Income	84.1	36.2		132
Investment Security Gains (Losses), net	(44.4)	(16.9)		(163)

Total Noninterest Income	801.4	672.8		19

Interest Income (Taxable Equivalent)	583.8	653.2		(11)
Interest Expense	235.5	387.5		(39)

Net Interest Income (Taxable Equivalent)	348.3	265.7		31

Total Revenue (Taxable Equivalent)	1,149.7	938.5		23

Noninterest Expenses
Compensation	310.6	230.3		35
Employee Benefits	51.0	52.4		(3)
Outside Services	107.2	106.5		1
Equipment and Software Expense	69.4	60.7		14
Occupancy Expense	43.2	41.8		3
Visa Indemnification Charges	(30.0)	30.0		N/M
Other Operating Expenses	3.8	632.3		(99)

Total Noninterest Expenses	555.2	1,154.0		(52)

Provision for Credit Losses	60.0	25.0		140
Taxable Equivalent Adjustment	12.2	12.3		(1)

Income (Loss) before Income Taxes	522.3	(252.8)		307
Provision (Benefit) for Income Taxes	180.0	(104.5)		272

NET INCOME (LOSS)	$342.3	$(148.3)		331%

Net Income Applicable to Common Stock	$330.3	$(148.3)		323

Per Common Share
Net Income (Loss)
Basic	$1.48	$(0.67)		321%
Diluted	1.47	(0.67)		319
Return on Average Common Equity	26.15%	(11.62)%
Average Common Equity	$5,023.9	$5,077.9		(1)%
Return on Average Assets	1.72%	(0.80	) %

Common Dividend Declared per Share	$0.28	$0.28		—%
Preferred Dividends and Related Adjustments	$12.0	—		100

Average Common Shares Outstanding (000s)
Basic	222,941	221,899
Diluted	224,706	221,899
Common Shares Outstanding (EOP)	223,263	223,034

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)	DECEMBER 31
	2008	2007	% Change (*)
Assets
Money Market Assets	$26,293.8	$25,072.2	5%
Securities
U.S. Government	19.9	5.1	289
Government Sponsored Agency and Other	14,725.8	7,999.1	84
Municipal	822.8	880.9	(7)
Trading Account	2.3	3.1	(26)

Total Securities	15,570.8	8,888.2	75
Loans and Leases	30,755.4	25,340.1	21

Total Earning Assets	72,620.0	59,300.5	22
Reserve for Credit Losses Assigned to Loans & Leases	(229.1)	(148.1)	55
Cash and Due from Banks	2,648.2	3,921.6	(32)
Client Security Settlement Receivables	709.3	563.1	26
Buildings and Equipment, net	506.6	491.9	3
Other Nonearning Assets	5,798.6	3,482.2	67

Total Assets	$82,053.6	$67,611.2	21%

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$11,686.0	$9,561.9	22%
Other Time	801.6	557.5	44
Non-U.S. Offices—Interest-Bearing	35,239.5	30,975.4	14

Total Interest-Bearing Deposits	47,727.1	41,094.8	16
Short-Term Borrowings	4,049.3	5,337.9	(24)
Senior Notes and Long-Term Debt	4,622.7	3,612.9	28

Total Interest-Related Funds	56,399.1	50,045.6	13
Demand & Other Noninterest-Bearing Deposits	14,679.3	10,118.3	45
Other Liabilities	4,585.8	2,938.2	56

Total Liabilities	75,664.2	63,102.1	20
Total Equity	6,389.4	4,509.1	42

Total Liabilities and Stockholders’ Equity	$82,053.6	$67,611.2	21%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)	DECEMBER 31 2008	SEPTEMBER 30 2008	% Change

Assets
Money Market Assets	$26,293.8	$26,079.0	1%
Securities
U.S. Government	19.9	20.0	(1)
Government Sponsored Agency and Other	14,725.8	12,501.1	18
Municipal	822.8	829.3	(1)
Trading Account	2.3	8.7	(74)

Total Securities	15,570.8	13,359.1	17
Loans and Leases	30,755.4	29,870.2	3

Total Earning Assets	72,620.0	69,308.3	5
Reserve for Credit Losses Assigned to Loans & Leases	(229.1)	(194.7)	18
Cash and Due from Banks	2,648.2	3,775.7	(30)
Client Security Settlement Receivables	709.3	857.0	(17)
Buildings and Equipment, net	506.6	492.9	3
Other Nonearning Assets	5,798.6	5,004.8	16

Total Assets	$82,053.6	$79,244.0	4%

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$11,686.0	$10,282.1	14%
Other Time	801.6	639.6	25
Non-U.S. Offices—Interest-Bearing	35,239.5	41,060.4	(14)

Total Interest-Bearing Deposits	47,727.1	51,982.1	(8)
Short-Term Borrowings	4,049.3	2,784.0	45
Senior Notes and Long-Term Debt	4,622.7	4,582.4	1

Total Interest-Related Funds	56,399.1	59,348.5	(5)
Demand & Other Noninterest-Bearing Deposits	14,679.3	10,457.0	40
Other Liabilities	4,585.8	4,602.5	N/M

Total Liabilities	75,664.2	74,408.0	2
Total Equity	6,389.4	4,836.0	32

Total Liabilities and Stockholders’ Equity	$82,053.6	$79,244.0	4%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)	FOURTH QUARTER
	2008	2007	% Change (*)
Assets
Money Market Assets	$24,887.3	$22,048.9	13%
Securities
U.S. Government	19.9	5.1	289
Government Sponsored Agency and Other	13,402.4	9,251.0	45
Municipal	825.7	881.8	(6)
Trading Account	9.9	3.9	154

Total Securities	14,257.9	10,141.8	41
Loans and Leases	30,227.8	23,997.6	26

Total Earning Assets	69,373.0	56,188.3	23
Reserve for Credit Losses Assigned to Loans & Leases	(192.8)	(143.5)	34
Nonearning Assets	10,174.8	8,750.2	16

Total Assets	$79,355.0	$64,795.0	22%

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$10,481.9	$9,155.3	14%
Other Time	770.3	541.2	42
Non-U.S. Offices—Interest-Bearing	35,173.0	31,449.2	12

Total Interest-Bearing Deposits	46,425.2	41,145.7	13
Short-Term Borrowings	6,659.4	3,387.9	97
Senior Notes and Long-Term Debt	4,578.9	3,445.6	33

Total Interest-Related Funds	57,663.5	47,979.2	20
Demand & Other Noninterest-Bearing Deposits	9,737.1	8,397.8	16
Other Liabilities	6,109.1	4,046.7	51

Total Liabilities	73,509.7	60,423.7	22
Total Equity	5,845.3	4,371.3	34

Total Liabilities and Stockholders’ Equity	$79,355.0	$64,795.0	22%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

QUARTERLY TREND DATA	2008 Quarters				2007 Quarter
($ In Millions Except Per Share Data)	Fourth	Third	Second	First	Fourth
Net Income Summary
Trust, Investment and Other Servicing Fees	$488.1	$474.9	$645.1	$526.8	$547.2
Other Noninterest Income	313.3	197.9	200.2	353.1	173.1
Net Interest Income (Taxable Equivalent)	348.3	265.7	248.8	266.1	252.5

Total Revenue (Taxable Equivalent)	1,149.7	938.5	1,094.1	1,146.0	972.8
Provision for Credit Losses	60.0	25.0	10.0	20.0	8.0
Noninterest Expenses	555.2	1,154.0	643.3	535.3	782.4

Pretax Income (Loss) (Taxable Equivalent)	534.5	(240.5)	440.8	590.7	182.4
Taxable Equivalent Adjustment	12.2	12.3	12.7	12.6	14.7
Provision (Benefit) for Income Taxes	180.0	(104.5)	212.5	192.9	42.7

Net Income (Loss)	$342.3	$(148.3)	$215.6	$385.2	$125.0

Net Income (Loss) Applicable to Common Stock	$330.3	$(148.3)	$215.6	$385.2	$125.0

Per Common Share
Net Income (Loss)—Basic	$1.48	$(0.67)	$0.98	$1.75	$0.57
—Diluted	1.47	(0.67)	0.96	1.71	0.55
Dividend Declared	0.28	0.28	0.28	0.28	0.28
Book Value (EOP)	21.89	21.68	22.46	21.62	20.44
Market Value (EOP)	52.14	72.20	68.57	66.47	76.58
Ratios
Return on Average Common Equity	26.15%	(11.62)%	17.75%	33.63%	11.34%
Return on Average Assets	1.72	(0.80)	1.22	2.28	0.77
Net Interest Margin	2.00	1.62	1.59	1.79	1.79

Risk-based Capital Ratios
Tier 1	13.1%	9.2%	9.8%	9.6%	9.7%
Total (Tier 1 + Tier 2)	15.4	11.4	11.7	11.5	11.9
Leverage	8.5	6.6	6.9	6.9	6.8

Assets Under Custody ($ in Billions)—EOP
Corporate	$2,719.2	$3,217.0	$3,635.7	$3,659.9	$3,802.9
Personal	288.3	314.2	325.9	322.2	332.3

Total Assets Under Custody	$3,007.5	$3,531.2	$3,961.6	$3,982.1	$4,135.2

Managed Assets	$575.5	$652.4	$751.4	$778.6	$757.2

Asset Quality ($ in Millions)—EOP
Nonperforming Loans	$96.7	$58.8	$30.1	$27.7	$23.2
Other Real Estate Owned (OREO)	3.5	2.7	4.3	8.0	6.1

Total Nonperforming Assets	$100.2	$61.5	$34.4	$35.7	$29.3

Nonperforming Assets / Loans & OREO	0.33%	0.21%	0.12%	0.13%	0.12%

Gross Charge-offs	$16.6	$1.5	$4.9	$2.7	$2.4
Less: Gross Recoveries	0.8	1.2	0.2	0.3	0.1

Net Charge-offs (Recoveries)	$15.8	$0.3	$4.7	$2.4	$2.3

Net Charge-offs (Annualized) to Average Loans	0.21%	0.01%	0.07%	0.04%	0.04%
Reserve for Credit Losses Assigned to Loans	$229.1	$194.7	$172.5	$165.4	$148.1
Reserve to Nonaccrual Loans	237%	331%	573%	597%	638%
Reserve for Other Credit-Related Exposures	$22.0	$12.8	$10.6	$12.4	$12.1